Exhibit 10.78

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED.  THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

July 30, 2007

Steven R. Fife

***

Dear Steve:

LECG, LLC, a California limited liability company (the “Company”) would be very pleased to have you join the Company in a senior management role as Executive Vice President, Chief Financial Officer and Assistant Secretary of LECG and its holding company parent, LECG Corporation, a Delaware corporation. Should you accept this offer of employment, the commencement of your employment (“Effective Date”) will be August 1, 2007; provided, however, that you will serve as Vice President of Finance until your appointment as Chief Financial Officer is effective on August 15, 2007. This letter agreement (“Agreement”) sets forth the terms of your employment relationship with the Company, as well as some of the Company’s policies associated with your work at the Company.

Duties and Scope of Employment

For the term of your employment, the Company agrees to employ you on a full time basis in the position of Chief Financial Officer or in such other similar position as the Company subsequently may assign to you. You also will hold positions with LECG Corporation and the Company’s foreign and domestic subsidiaries, as appropriate from time to time, including the position of Assistant Secretary of the Company and LECG Corporation. You will report to the Company’s Chief Executive Officer.

Your office location will be in Emeryville, California.

During the term of your employment, (i) you will devote your full business efforts, time and attention to the affairs of the Company, (ii) you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) you will not assist any person or entity in competing with the Company or in preparing to compete with the Company, and (iv) you will comply with the Company’s policies and procedures, as they may be in effect from time to time.

By entering into this Agreement, you represent and warrant to the Company that you are under no obligations or commitments, contractual or otherwise, that are inconsistent with your obligations under this letter.

You will be responsible for managing all aspects of the financial operations of the Company, and its various subsidiaries and affiliates, and you will work with the

Company’s other executive officers to ensure the proper operation and integrity of the Company’s financial affairs. You will sign the Company’s financial statements as Chief Financial Officer beginning with the third quarter of 2007. You will also be actively involved in the general operational aspects of the Company’s management.

Signing Bonus

Should you accept our offer of employment, the Company will pay you a one-time signing bonus of Seventy-five Thousand Dollars ($75,000) to be paid upon the commencement of your employment. If you voluntarily leave the employ of the Company prior to February 28, 2008, you will repay the one-time signing bonus based on the basis of 1/7th of the $75,000 remaining for each full or partial month until February 28, 2008. You agree that in the event of your voluntary departure from the Company, the Company is authorized to deduct any amounts you owe to the Company, including but not limited to, the amount due for repayment of the unamortized signing bonus discussed above, from any unpaid amounts including, but not limited to, compensation owed to you at the time of your departure.

Cash and Incentive Compensation

The Company will pay you as compensation for your services a base salary at a gross annual rate of not less than Three Hundred Thousand Dollars ($300,000). Such salary will be payable in accordance with the Company’s standard payroll procedures. This annual compensation, together with any increases in such compensation that the Compensation Committee of the Board of Directors of LECG Corporation (the “Committee”) may grant from time to time, is referred to in this Agreement as “Base Salary.”

The Committee approves all bonus arrangements for executive officers of the Company. For fiscal year 2007, however, you will be eligible for a guaranteed annual incentive bonus of Seventy-five Thousand Dollars ($75,000). You will also be eligible for an additional discretionary bonus for 2007 to be awarded by the Committee in their sole discretion based on objective and subjective criteria established by the Committee. The determination of the Committee with respect to any such discretionary bonus will be final and binding. You will not be eligible for any such annual bonus (guaranteed or discretionary) if you are not employed by the Company on both December 31st of the year to which such bonus pertains and the date when such bonus is payable; provided, however, that if you are subject to an Involuntary Termination (as defined below) after any December 31st but prior to a bonus payment date, then you will be entitled to any bonus that the Committee determines was earned by you as of such payment date. With respect to fiscal years 2008 and beyond, your annual incentive bonus will be discretionary and will be awarded by the Committee in their sole discretion based on objective and subjective criteria established by the Committee; provided, however, the target incentive bonus amount will be at least 70% of your Base Salary.

The Company will deduct or withhold from any amounts owed to you any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to your compensation or other payments from the Company or your ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

You will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties as Chief Financial Officer. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s policies.

The Company will provide you with office space and appropriate furniture and equipment. The Company will provide its standard computer and communications equipment which will include either a desktop computer or a laptop computer and docking station as well as a blackberry or mobile phone. During the term of this Agreement, the Company, at its expense, shall provide you with the necessary administrative support staff and resources to perform your duties under this Agreement.

Benefits

You will be entitled to participate in the employee benefits afforded to all of the Company’s employees, subject to applicable eligibility requirements. In addition, you will be entitled to participate in incentive and other benefit programs made available to, or created for the benefit of, the senior executive officers of the Company as a group. Each of these benefits and programs is subject to revision from time to time, with respect to the benefit level, or even whether a particular benefit continues to be offered. To the extent you elect to participate in these benefits and programs, you will be subject to the same revisions and changes to such benefits and programs as other employees.

The Company also offers participation for its employees in both a 401(k) Plan, a Section 125(k) Flexible Spending Plan, and a Deferred Compensation Plan. To the extent the Company provides a match of employees’ 401(k) Plan contributions, this will be provided to you.

You may elect to receive Company group health insurance, vision, dental and prescription drug coverage. You can purchase additional dependent coverage through the plan. Currently, the Company’s employees pay a portion of the costs of certain insurance benefits for themselves and their families (including, a life and accidental death and dismemberment insurance policy, and a long-term disability plan), and the amounts paid by the employees (via payroll deduction) may vary over time due to changes in these costs and availability of coverage. You will be subject to the same requirements to pay a portion of these costs as other employees. Supplemental life insurance is also available at your own expense. Your health benefits coverage will begin on the first day of the first full month following your hire date, provided you enroll within 25 days of your hire date.

Delay in completing enrollment forms could delay entry into the plans until the next open enrollment period. Open enrollment periods are held once per year.

During the term of your employment, you will be eligible for four (4) weeks of paid vacation per year in accordance with the Company’s vacation policy, as it may be amended from time to time. There are also eight (8) paid holidays and two personal days offered per year. The Company does not define a standard number of sick days; however, we consider ten (10) business days or fewer to be reasonable.

Equity Participation

Subject to and upon the approval of the Committee, and following the commencement of your employment, you will be eligible to participate in the Restricted Stock Program established by the Committee in 2006 for certain of the Company’s executive officers, as amended from time to time (the “Program”). Under the Program, you will be eligible to receive an initial grant of six thousand (6,000) shares of LECG Corporation’s common stock pursuant to a Stock Purchase Agreement under the LECG Corporation 2003 Stock Plan, as well as four (4) additional grants over the four (4) year period from 2008 through 2011, based on the Committee’s assessment of acceptable individual performance against established objectives. Accordingly, participation in the Program makes you eligible to receive an aggregate of thirty thousand (30,000) shares of the Company’s common stock. Shares under each grant are subject to a right of repurchase in favor of LECG Corporation that expires as the shares within each grant vest. Vesting of shares in each grant occurs 1/3 per year over a three (3) year period commencing on the date of grant. The initial grant will be made on the first day of the calendar month following the date on which the Committee approves the grant. Additional annual grants pursuant to the Program will be made on the first day of the calendar month following performance reviews for senior management at the Committee meeting in February of each year.

Term of Employment

Your employment with the Company is “at will,” meaning that it is based on the mutual consent of you and the Company, and either you or the Company is entitled to terminate your employment and this Agreement at any time, with or without “Cause” (as defined below). If you decide to voluntarily terminate your employment with the Company, you agree that you will provide the Company with thirty (30) days prior written notice addressed to the Chief Executive Officer of the Company. Your employment will terminate automatically in the event of your death.

Except as expressly provided below following an Involuntary Termination, upon termination of your employment, you will only be entitled to the Base Salary, bonus, benefits and expense reimbursements that you have earned under this Agreement up to the date of termination. The payments under this Agreement will fully discharge all responsibilities of the Company to you.

If during the term of this Agreement, LECG Corporation is subject to a “Change in Control” and (i) you are not offered a position as Chief Financial Officer with the Company in connection with the Change in Control event or you are terminated by the Company at any point during the twelve (12) months following the date on which the Change in Control event occurs, other than for Cause or as a result of a “Permanent Disability;” or (ii) you elect, within thirty (30) days of the date on which the Change in Control event occurs, not to continue as Chief Financial Officer (or any other executive officer position ) with the acquiring entity following the date on which the Change in Control event occurs (either (i) or (ii) being an “Involuntary Termination”), then you will be entitled to a lump-sum cash payment equal to one (1) times your Base Salary (at the rate then in effect at the time of termination of your employment or, if greater, the rate in effect immediately prior to the Change in Control) plus (y) the amount of any guaranteed bonus for the year in which the Change in Control event occurs. You will also be excused from any obligation to pay back the signing bonus. Any unvested shares of restricted stock held by you on the date your employment terminates under this Change in Control provision will also fully vest on such date. The severance pay provided in the event of a Change in Control will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act). The Company reserves the right, in its sole discretion, to accelerate or delay the timing of the payment of any severance benefits under this Agreement to the extent the Company deems it advisable to avoid adverse tax treatment under Internal Revenue Code Section 409(A)(a). Receipt of this severance payment and the accelerated vesting of any shares of restricted stock are subject to your execution of a general release of all claims in a form prescribed by the Company, your return of all of the Company’s property in your possession, and your resignation as an officer and a director of the Company or any of its subsidiaries, as applicable.

For purposes of this Agreement, “Change in Control” means a transaction in which a controlling interest (51% or more) of the stock, or substantially all of the assets, of LECG Corporation is acquired by a single acquirer, or group of acquirers working together.

For purposes of this Agreement, “Cause” shall be determined by the Board of Directors of LECG Corporation in its sole discretion and shall mean (A) your commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any affiliate thereof or involving harassment of or discrimination against any employees of the Company or any affiliate thereof, (B) your misappropriation of funds or assets of the Company or any affiliate thereof for personal use; (C) your continued substantial and repeated neglect of your duties 30 days after receipt of written notice from the Chief Executive Officer describing such neglect; (D) your gross negligence or willful misconduct in the performance of your duties after written notice from the Chief Executive Officer, and such failure has not been cured within 10 days after you receive notice thereof; (E) you have engaged in conduct constituting a material violation of the Company’s Code of Business Conduct and Ethics, as determined by the Company’s Compliance Officer.

For purposes of this Agreement, “Permanent Disability” means (i) your incapacity due to physical or mental illness such that even with reasonable accommodation you are unable to perform the essential functions of your previously assigned duties where such incapacity has been determined to exist by the Company’s disability insurance carrier, and (ii) the Board of Directors of LECG Corporation has determined, based on competent medical advice, that such incapacity will continue for a period of at least six continuous months.

Confidentiality – Non-Solicitation of Employees

You agree to hold confidential and for the sole benefit of the Company and its clients all non-public information, knowledge (whether verbal or written and howsoever stored or recorded), documents and other materials which you may create or acquire concerning or in any way relating to the Company or its business (“Confidential Information”). Such Confidential Information is strictly confidential and must not be disclosed to anyone outside the Company including family members or any employee of the Company who is not entitled to the Confidential Information, except as required by law or if compelled by legal process or proceeding. If such disclosure is required by law or compelled by legal proceeding, you agree to notify the Company’s General Counsel as soon as is practical of any request for the disclosure of Confidential Information.

Confidential Information does not include any information, knowledge, document or other material that is or becomes known to the public generally by means other than any disclosure thereof by you or any other person under a similar confidentiality obligation to the Company. Any doubts about whether any information is confidential should be resolved in favor of confidentiality. You may not disclose, use, copy, publish, summarize or remove from the premises of the Company any Confidential Information except (i) during your employment with the Company to the extent reasonably necessary to carry out your responsibilities and (ii) after the termination of your employment with LECG, if and only if you obtain the prior written consent of the Company.

You further agree that during your employment with the Company and for one (1) year after the termination of your employment for any reason (the “Non-Solicitation Period”), you will not directly or indirectly, on your own behalf or on behalf of any other party, solicit or induce or cause others to solicit or induce, any person employed by, affiliated with, or acting as an independent contractor to the Company, its subsidiaries or affiliated entities, to terminate his or her relationship with the Company, its subsidiaries or affiliated entities.

Additional Provisions

Notices

Any notice provided for in this Agreement must be in writing and must be either personally delivered, or sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

If to the Company:

LECG, LLC
2000 Powell Street, Suite 600
Emeryville, CA 94608
Attention:  Chief Executive Officer

If to you:

Steven R. Fife

***

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered personally or one day after deposit with a reputable overnight courier service.

Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Entire Agreement

This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Counterparts; Facsimile Signatures

This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

Successors and Assigns

Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any successor of the Company.

Governing Law; Dispute Resolution

All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Except with respect to any action seeking temporary or permanent injunctive relief taken in connection with the enforcement of the Confidentiality provisions of this Agreement, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement, by final and binding arbitration, administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. applicable to commercial disputes (JAMS), or its successor entity, and judgment upon any reward rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. Any such arbitration shall take place exclusively in California. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in enforcing this Agreement through arbitration or otherwise and reasonable attorneys’ fees and costs incurred in appealing or enforcing any judgment entered by the arbitrator in any court having jurisdiction. The parties shall not be liable to each other for any consequential, incidental, special or punitive damages.

Amendment and Waiver

The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company and you. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

Key Man Insurance

The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on you in any amount or amounts considered available. You agree to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

Steve, all of us at the Company look forward to having you as part of our senior management team. Please sign below to indicate your acceptance of the terms contained in this letter.

Sincerely,

/s/ Michael J. Jeffery

Michael J. Jeffery
Chief Executive Officer

Agreed to and accepted this 30th day of July, 2007.

/s/ Steven R. Fife

Steven R. Fife

A mark of *** on this page indicates that confidential material has been omitted.  This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

August 29, 2007

Steven R. Fife

***

Dear Steve:

Reference is made to the letter agreement between you and LECG, LLC, a California limited liability company (the “Company”) dated July 30, 2007 (the “Agreement”). In order to avoid potentially adverse federal income tax consequences, the Company and you have agreed to restate the paragraph beginning at the top of page 5 of the Agreement as follows:

If during the term of this Agreement, LECG Corporation is subject to a “Change in Control” and (i) you are not offered a position as Chief Financial Officer with the Company in connection with the Change in Control event or you are terminated by the Company at any point during the twelve (12) months following the date on which the Change in Control event occurs, other than for Cause or as a result of a “Permanent Disability;” or (ii) you elect, within thirty (30) days of the date on which the Change in Control event occurs, not to continue as Chief Financial Officer (or any other executive officer position) with the acquiring entity following the date on which the Change in Control event occurs (either (i) or (ii) being an “Involuntary Termination”), then you will be entitled to a lump-sum cash payment within thirty days after such Involuntary Termination equal to one (1) times your Base Salary (at the rate then in effect at the time of termination of your employment or, if greater, the rate in effect immediately prior to the Change in Control) plus (y) the amount of any guaranteed bonus for the year in which the Change in Control event occurs. If you are determined by the Company to be a specified employee, as defined in and determined under Internal Revenue Code section 409A, then all or part of the payment will be delayed until the date that is six months after your Involuntary Termination if necessary to avoid adverse tax consequences under that Code section. You will also be excused from any obligation to pay back the signing  bonus. Any unvested shares of restricted stock held by you on the date your employment terminates under this Change in Control provision will also fully vest on such date. The severance pay provided in the event of a Change in Control will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act). Receipt of this severance payment and the accelerated vesting of any shares of restricted stock are subject to your execution of a general release of all claims in a form prescribed by the Company, your return of all of the Company’s property in your possession, and your resignation as an officer and a director of the Company or any of its subsidiaries, as applicable.

In all other respects, the Agreement is hereby ratified and confirmed.

Sincerely,

/s/ Michael J. Jeffery

Michael J. Jeffery
Chief Executive Officer

Accepted to and agreed this 29th day of August, 2007.

/s/ Steven R. Fife

Steven R. Fife